Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts”, and to the use of our report dated March 18, 2011 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-170936) and related Prospectus of Aspect Software, Inc. for the registration of $300 million 10 5/8% Senior Second Lien Notes due 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2011